Exhibit 5.1

Client: 31568-00001

July 7, 2021

F45 Training Holdings Inc.

804 Barton Springs Road, 9th Floor

Austin, Texas 78704

Re:	F45 Training Holdings Inc.

Registration Statement on Form S-1 (File No. 333-257193)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-257193, as amended (the “Registration Statement”), of F45 Training Holdings Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 19,375,000 shares (including any shares that may be sold upon exercise of the underwriters’ option to purchase additional shares) of the Company’s common stock (the “Common Stock”), par value $0.00005 per share (the “Company Shares”), and the offering by the selling stockholder identified in the Registration Statement of up to 3,984,375 shares of the Company’s Common Stock (including any shares that may be sold upon exercise of the underwriters’ option to purchase additional shares) (the “Selling Stockholder Shares”).

In arriving at the opinion expressed below, we have examined the Registration Statement in addition to originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (1) the Company Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares, when issued upon conversion of shares of the Company’s preferred stock, $0.0001 per share, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP